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                                                                   EXHIBIT 10.14

                                WEST CORPORATION
                                   MEMORANDUM

TO: TODD STRUBBE

FROM: NANCEE BERGER

DATE: JANUARY 5, 2004

RE: 2004 COMPENSATION PLAN - EXHIBIT A

The compensation plan for 2004 while you are employed as President of West Direct, Inc. ("WDI") and West Interactive Corporation ("WIC"), is being revised as indicated below:

1. Your base salary will be $250,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2. You are eligible to receive up to a $75,000 annual performance bonus for meeting your WDI objective in pre-tax, pre-corporate allocation Net Income. The percent of plan achieved will apply to this bonus calculation, but will not exceed a total of $75,000 for the year. Up to $14,000 of this bonus will be available to be paid quarterly and trued up annually. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

3. You are also eligible to receive up to a $75,000 annual performance bonus for meeting your WIC objective in pre-tax, pre-corporate allocation Net Income. The percent of plan achieved will apply to this bonus calculation, but will not exceed a total of $75,000 for the year. Up to $14,000 of this bonus will be available to be paid quarterly and trued up annually. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4. You are also eligible to receive an additional bonus for pre-tax, pre-corporate allocation Net Income in excess of WDI's and/or WIC's plan objectives. The bonus will be calculated by multiplying the respective excess plan pre-tax, pre-corporate allocation Net Income times .02. This bonus will be calculated at the end of 2004 plan year and will be paid no later than February 28, 2005. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

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5.       In addition, if West Corporation achieves its 2004 Net Income range provided in December 2003, you will be eligible to receive an additional one-time bonus of $50,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

6.       You will be paid the amount due for any quarterly bonuses within thirty
         (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2005.

7. All pre-tax profit and Net Income objectives are based upon each company's operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

8. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

9. At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

                                    /s/ Todd Strubbe
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                                 Employee - Todd Strubbe